Exhibit 10.1

INVESTMENT AGREEMENT
dated as of May 5, 2011
among
GREEN BANKSHARES, INC.,
GREENBANK
and
NORTH AMERICAN FINANCIAL HOLDINGS, INC.

TABLE OF CONTENTS
ARTICLE I
PURCHASE; CLOSING

1.1	Purchase	2
1.2	Closing	2
ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1	Disclosure	7
2.2	Representations and Warranties of the Company and the Bank	8
2.3	Representations and Warranties of Purchaser	32
ARTICLE III
COVENANTS

3.1	Filings; Other Actions	36
3.2	Access, Information and Confidentiality	38
3.3	Conduct of the Business	38
3.4	Acquisition Proposals	43
3.5	Repurchase	46
3.6	D&O Indemnification	46
3.7	Notice of Developments	47
ARTICLE IV
ADDITIONAL AGREEMENTS

4.1	Governance Matters	48
4.2	Legend	48
4.3	Exchange Listing	49
4.4	Registration Rights	49
4.5	Employees	49
4.6	Reservation for Issuance	49
4.7	Additional Investment	49
ARTICLE V
TERMINATION

5.1	Termination	49
5.2	Effects of Termination	51
5.3	Fees	51

i

ARTICLE VI
MISCELLANEOUS

6.1	No Survival	52
6.2	Expenses	52
6.3	Amendment; Waiver	52
6.4	Counterparts and Facsimile	53
6.5	Governing Law	53
6.6	Notices	53
6.7	Entire Agreement, Assignment	54
6.8	Interpretation; Other Definitions	54
6.9	Captions	55
6.10	Severability	55
6.11	No Third Party Beneficiaries	56
6.12	Time of Essence	56
6.13	Certain Adjustments	56
6.14	Public Announcements	56
6.15	Specific Performance; Limitation on Damages	56

INDEX OF DEFINED TERMS

Term	Location of Definition
409A Plan	2.2(s)(8)
Acquisition Agreement	3.4(b)
Acquisition Proposal	3.4(c)
Adverse Recommendation Change	3.4(b)
Affiliate	6.8(a)
Agency	2.2(w)(5)(D)
Agreement	Preamble
Authorizations	2.2(a)(1)
Bank	Preamble
Bank Charter	2.2(a)(2)
beneficial owner	6.8(g)
beneficially own	6.8(g)
Benefit Plan	2.2(s)(1)
Burdensome Condition	1.2(c)(2)(F)
business day	6.8(e)
Capitalization Date	2.2(b)
CERCLA	2.2(v)
Charge-Offs	1.2(c)(2)(L)
Charter	2.2(a)(1)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Expense Reimbursement	6.2
Code	2.2(j)
Common Stock	Recitals
Company	Preamble
Company 10-K	2.1(c)(2)(A)
Company Insurance Policies	2.2(x)
Company Preferred Stock	2.2(b)
Company Recommendation	3.1(b)
Company Reports	2.2(h)(1)
Company Representatives	3.2(a)
Company Significant Agreement	2.2(m)(i)
Company’s knowledge	2.1(d)
Confidentiality Agreement	3.2(b)
control	6.8(a)
controlled by	6.8(a)
CVRs	Recitals
Disclosure Schedule	2.1(a)
EESA	2.2(s)(10)
ERISA	2.2(s)(1)
ERISA Affiliate	2.2(s)(1)
Exchange Act	2.2(h)(1)
Existing D&O Policies	1.2(c)(2)(H)(i)
Expense Reimbursement	5.3(c)

Term	Location of Definition
FDIC	2.2(a)(2)
Federal Reserve	1.2(c)(1)(B)
GAAP	2.2(g)
Governmental Entity	1.2(c)(1)(A)
herein	6.8(d)
hereof	6.8(d)
hereunder	6.8(d)
include	6.8(c)
included	6.8(c)
includes	6.8(c)
including	6.8(c)
knowledge of the Company	2.1(d)
Laws	2.1(b)
Liens	1.2(b)(1)
Loan Portfolio Committee	4.1(c)
Loans	2.2(w)(1)
Loan Tape	2.2(w)(9)
Material Adverse Effect	2.1(b)
NASDAQ	1.2(c)(2)(I)
Nominees	4.1(b)
Notice of Recommendation Change	3.4(b)
or	6.8(b)
Option	Recitals
Organizational Common Stock	2.2(b)
Permits	2.2(q)
Permitted Liens	2.2(i)
Per Share Purchase Price	1.2(b)(2)
person	6.8(f)
Pool	2.2(w)(8)
Previously Disclosed	2.1(c)
Proprietary Rights	2.2(y)
Purchased Shares	1.1
Purchaser	Preamble
Purchaser Designees	1.2(c)(2)(G)
Registration Rights Agreement	4.4
Regulatory Agreement	2.2(u)
Resigning Directors	1.2(c)(2)(G)
Representatives	3.4(a)
Repurchase	Recitals
Required Approvals	2.2(f)
Sarbanes-Oxley Act	2.2(h)(2)
SEC	2.1(c)(2)(A)
Securities Act	2.2(h)(1)
Series A Preferred	Recitals
Shareholder Meeting	3.1(b)
Shareholder Proposal	3.1(b)

Term	Location of Definition
SRO	2.2(h)(1)
Subsidiaries	2.2(a)(1)
Subsidiary	2.2(a)(1)
Superior Proposal	3.4(c)
Tax Return	2.2(j)
Taxes	2.2(j)
Tennessee DFI	1.2(c)(1)(B)
Termination Fee	5.3(c)
Treasury	Recitals
Treasury Warrants	Recitals
Trust Preferred Securities	2.2(d)(2)
under common control with	6.8(a)
VA	2.2(w)(5)
Voting Debt	2.2(b)

v

LIST OF SCHEDULES AND EXHIBITS

Schedule A	List of Subsidiaries

Exhibit A	Terms of Contingent Value Rights
Exhibit B	Terms of Repurchase
Exhibit C	Form of Registration Rights Agreement

INVESTMENT AGREEMENT, dated as of May 5, 2011 (this “Agreement”), among Green Bankshares, Inc., a corporation organized under the laws of the State of Tennessee (the “Company”), GreenBank, a Tennessee state-chartered banking corporation and a banking subsidiary of the Company (the “Bank”), and North American Financial Holdings, Inc., a Delaware corporation (“Purchaser”).
RECITALS:
WHEREAS, the Company intends to issue and sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, 119,900,000 shares of common stock, $2.00 par value per share, of the Company (the “Common Stock”) at a purchase price of $1.81 per share on the terms and conditions described herein;
WHEREAS, on the date hereof, the Company has granted to the Purchaser an option to acquire up to 2,628,183 shares of Common Stock (but not to exceed 19.9% of the Company’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to such option) at a price per share equal to the closing price on the Nasdaq Global Select Market for shares of Common Stock on the first trading day following the date hereof (the “Option”);
WHEREAS, in addition to the purchase price described above, the Company shall, immediately prior to the issuance of shares of Common Stock to Purchaser, issue to the holders of its Common Stock (excluding the Purchaser) contingent value rights (the “CVRs”) on substantially the terms set forth in Exhibit A;
WHEREAS, in connection with the investment by Purchaser, the Purchaser shall enter into a binding definitive agreement with the United States Department of the Treasury (“Treasury”), pursuant to which, among other things and subject to the terms and conditions set forth therein, contemporaneous with the Closing, the Purchaser will purchase from Treasury all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and related warrants to purchase shares of Company Common Stock (the “Treasury Warrants”) (the “Repurchase”) (the terms of the Repurchase being set forth in Exhibit B); and
WHEREAS, the Company intends to amend its Charter and its bylaws, in form and substance reasonably satisfactory to Purchaser, to permit the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
PURCHASE; CLOSING
1.1 Purchase. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser will purchase from the Company, and the Company will issue and sell to Purchaser, 119,900,000 shares of Common Stock (the “Purchased Shares”).
1.2 Closing.
(a) The Closing. The closing of the purchase and sale of the Purchased Shares referred to in Section 1.1 (the “Closing”) shall occur at 10:00 a.m., New York City time, on the third business day after the satisfaction or, if permissible, waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”
(b) Closing Deliveries. Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing set forth in Section 1.2(c), at the Closing:
(1) the Company will deliver to Purchaser (A) the Closing Expense Reimbursement in accordance with Section 6.2 hereof, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, and (B) the Purchased Shares, as evidenced by one or more certificates dated the Closing Date and bearing the appropriate legends as set forth herein and free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (other than restrictions on transfer imposed by applicable securities Laws) (collectively, “Liens”); and
(2) Purchaser will deliver to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, an amount equal to the product of $1.81 per share (the “Per Share Purchase Price”) multiplied by the number of Purchased Shares.
(c) Closing Conditions. (1) The obligation of Purchaser, on the one hand, and the Company and the Bank, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser, the Company and the Bank prior to the Closing of the following conditions:
(A) no provision of any applicable Law and no judgment, injunction, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign (each, a “Governmental Entity”) shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning or voting any Purchased Shares, and no lawsuit or formal administrative proceeding shall have been commenced by any Governmental Entity seeking to effect any of the foregoing;

(B) any Required Approvals of the Tennessee Department of Financial Institutions (the “Tennessee DFI”), Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) required to consummate the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect as of the Closing Date; and
(C) the holders of shares of Common Stock of the Company shall have approved the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”) by the requisite vote of such holders and the corresponding amendments to the Charter shall have become effective.
(2) The obligation of Purchaser to purchase the Purchased Shares at the Closing is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:
(A) all representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein), both individually and in the aggregate, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (other than the representations and warranties set forth in Sections 2.2(b), (d)(1), (o), (z), and (bb), which shall be true and correct in all material respects (subject to materiality or Material Adverse Effect qualifiers contained therein)) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified date);
(B) each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing;
(C) Purchaser shall have received a certificate signed on behalf of each of the Company and the Bank by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(2)(A) and 1.2(c)(2)(B) have been satisfied;
(D) since December 31, 2010, except as set forth in any section of the Company Disclosure Schedule corresponding to Section 2.2 of this Agreement, no fact, event, change, condition, development, circumstance or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(E) (i) The Treasury shall have entered into a binding definitive agreement with Purchaser providing for, contemporaneous with the Closing, the sale to Purchaser of all of the issued and outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants in accordance with the terms set forth in Exhibit B and such agreement shall remain in full force and effect; and (ii) the Company shall have received from each employee of the Company listed on Schedule 1.2(c)(2)(E) who has waived any compensation or benefits in connection with the Company’s issuance of the Series A Preferred and Treasury Warrants pursuant to the interim final rule issued by Treasury or who would be prohibited from receiving compensation or benefits under the interim final rule issued by Treasury, a binding waiver (in a form acceptable to Purchaser) stipulating that such compensation and benefits that are not payable as of the date of this Agreement will not become payable at or following the Closing;
(F) no Required Approval issued by any Governmental Entity shall impose or contain any restraint, condition or requirement, that, individually or in the aggregate, is adverse to Purchaser or any of its Affiliates in any material respect (in the case this clause, “adverse” shall mean reducing the economic benefit or increasing the economic burden of the transactions contemplated hereby), as determined by Purchaser in its reasonable good faith judgment (any restraint, condition, or requirement of the type described in this clause (F), a “Burdensome Condition”);
(G) each of the individuals designated by the Purchaser in its sole discretion prior to the Closing (the “Purchaser Designees”) shall have been appointed to the Board of Directors of the Company and of the Bank, and an equal number of individuals shall have resigned from the Board of Directors of the Company and of the Bank (the “Resigning Directors”), in each case effective as of the Closing, such that immediately after the Closing, the Purchaser Designees constitute a majority of the Board of Directors of each of the Company and the Bank; provided, however, in no event shall the Board of Directors of the Company contain fewer than two of the members of the Company’s Board of Directors as of the date hereof, which members shall also be appointed to the board of directors of Purchaser immediately following the Closing;
(H) either (i) the existing directors and officers liability and errors and omissions insurance policies of the Company, the Bank and any Subsidiary (the “Existing D&O Policies”) shall remain in full force and effect as of the date of this Agreement and shall continue in full force and effect until they expire upon the expiration dates set forth in Section 2.2(x) of the Company Disclosure Schedule and the insurers thereunder shall have provided to the Company an endorsement in writing to the effect that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall result in a termination of such policies, or a reduction in coverage of any such policies; or (ii) the Company shall have obtained a policy (or policies) of directors and officers liability and errors and omissions insurance coverage with insurance carriers believed to be financially sound and reputable with coverage substantially identical to the coverage provided by the Existing D&O Policies;
(I) the shares of Common Stock included in the Purchased Shares shall have been authorized for listing on the NASDAQ Stock Market (“NASDAQ”) or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;
(J) the Company shall have entered into the Registration Rights Agreement pursuant to Section 4.4, having the terms set forth in Exhibit C;
(K) as measured immediately prior to the Closing and excluding any deposits withdrawn by Purchaser or its controlled Affiliates, core deposits (i.e., money market, demand, checking, savings and transactional accounts for retail customers) of the Bank shall not have decreased by more than twenty percent (20%) from the amount thereof as of March 31, 2011;
(L) excluding Charge-Offs made at the written direction of Purchaser or any controlled Affiliate of Purchaser, (i) the Charge-Offs in any completed calendar fiscal quarter commencing after March 31, 2011 shall not exceed $40,000,000 and (ii) the Charge-Offs in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date shall not exceed an amount equal to $40,000,000 pro-rated by the number of days in such interim quarterly period; for the purposes of this Section 1.2(c)(2)(L), “Charge-Offs” shall mean the loans charged-off as reflected in the Company Reports, if then publicly filed, and otherwise derived from the books and records of the Bank in a manner consistent with past practice, with the preparation of the financial statements in the Company Reports and with the Company’s or Bank’s written policies in effect as of the date of this Agreement; and three calendar days prior to the Closing Date, the Company shall provide Purchaser with a schedule reporting Charge-Offs for the periods referred to in clauses (i) and (ii);
(M) The Board of Directors of the Company shall have declared a distribution of the CVRs, effective immediately prior to the Closing, pursuant to a contingent value right agreement substantially on the terms set forth on Exhibit A and in form and substance reasonably acceptable to the Purchaser;

(N) Either (i) the holders of shares of Common Stock of the Company shall have approved the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal” by the requisite vote of such holders and the corresponding amendment to the Charter shall have become effective or (ii) the merger of the Bank with and into a Subsidiary of the Purchaser on terms reasonably satisfactory to Purchaser and consistent with Exhibit D shall have been approved by the Boards of Directors of the Company and the Bank and by any Governmental Entity the approval of which is required, and such merger is reasonably capable of being consummated not later than three (3) business days following the Closing; and
(3) The obligations of the Company and the Bank to effect the Closing are subject to the fulfillment or written waiver by both of the Company and the Bank prior to the Closing of the following additional conditions:
(A) all representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to materiality or material adverse effect qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date, and except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, impair in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement;
(B) Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing;
(C) the Company and the Bank each shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(A) and (B) have been satisfied; and
(D) Purchaser and the Treasury shall have entered into a binding definitive agreement reflecting Purchaser’s agreement to repurchase all of the issued and outstanding Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants in accordance with the terms set forth in Exhibit B and such agreement shall remain in full force and effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1 Disclosure. (a) On or prior to the date hereof, the Company and the Bank delivered to Purchaser and Purchaser delivered to the Company and the Bank a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company or the Bank, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.
(b) “Material Adverse Effect” means any fact, event, change, development, circumstance or effect that, individually or in the aggregate, (1) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, the Bank and the Subsidiaries, taken as a whole (provided, however, that with respect to this clause (1), a “Material Adverse Effect” shall not be deemed to include any fact, event, change, condition, development, circumstance or effect to the extent resulting from actions or omissions by the Company taken or not taken with the prior written consent or at the written direction of Purchaser or as expressly required by this Agreement), or (2) materially impairs or would be reasonably likely to materially impair the ability of the Company or the Bank to perform its obligations under this Agreement or to consummate the Closing. Notwithstanding the foregoing, any adverse change, event or effect to the extent arising from: (i) conditions generally affecting the United States economy or generally affecting the banking industry except to the extent the Company and the Bank, taken as a whole, are affected in a materially disproportionate manner as compared to other community banks in the southeastern United States; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war except to the extent the Company and the Bank, taken as a whole, are affected in a materially disproportionate manner as compared to other community banks in the southeastern United States; (iii) changes in any federal, state, local or foreign Laws, any rule or regulation of any SRO, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions (collectively, “Laws”) issued by any Governmental Entity; (iv) any action taken by Purchaser prior to or at the Closing; (v) any failure, in and of itself, by the Company or the Bank to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (provided that any underlying causes of such failure shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vi) any natural disaster except to the extent the Company and the Bank, taken as a whole, are affected in a materially disproportionate manner as compared to other community banks in the southeastern United States (vii) any compliance by the Company or the Bank with any express written request made by Purchaser; (viii) a decline in the price, or a change in the trading volume, of the Common Stock on the NASDAQ (provided that any underlying causes of such decline or change shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including any action taken in response thereto by any person with which the Company or the Bank does business shall not, in any such case, be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.

(c) “Previously Disclosed” with regard to (1) a party means information set forth in its Disclosure Schedule, and (2) the Company or the Bank means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the Securities and Exchange Commission (“SEC”) on March 15, 2010 (including all exhibits included or incorporated by reference therein) (the “Company 10-K”), or (B) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2011 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).
(d) “To the knowledge of the Company,” “to the knowledge of the Bank,” or any similar phrase means, (i) with respect to any fact or matter, the actual knowledge of Stephen M. Rownd or James E. Adams, and (ii) with respect to facts or matters relating to representations and warranties set forth in Section 2.2(w), Stephen M. Rownd, James E. Adams or Steve Droke, in the case of each of clauses (i) and (ii) without any duty to investigate.
2.2 Representations and Warranties of the Company and the Bank. The Company and the Bank, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that, except as Previously Disclosed:
(a) Organization and Authority. (1) The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. The Company has, and at the Closing Date will have, the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect. The Company is, and at the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by the Company requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The Charter, as amended, of the Company (the “Charter”) complies in all material respects with applicable Law. A complete and correct copy of the Charter and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser. The Company’s direct and indirect subsidiaries (other than the Bank) (each a “Subsidiary” and collectively the “Subsidiaries”) are listed on Schedule A to this Agreement.

(2) The Bank is a wholly owned subsidiary of the Company and is a corporation and state chartered bank duly organized, validly existing and in good standing under the Laws of the State of Tennessee. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened. The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect. The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by the Bank requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The charter (“Bank Charter”) of the Bank complies in all material respects with applicable Law. A complete and correct copy of the Bank Charter and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.
(3) Each of the Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as Previously Disclosed, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions in which the nature of the activities conducted by such Subsidiary requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The charter, articles or certificate of incorporation, certificate of trust or other organizational document of each Subsidiary comply in all material respects with applicable Law. A complete and correct copy of the charter, articles or certificate of incorporation or certificate of trust and bylaws of each Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Purchaser.

(b) Capitalization. The authorized capital stock of the Company consists of 130 shares of organizational common stock, par value $10.00 per share, of the Company (the “Organizational Common Stock”), 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”). As of the close of business on May 2, 2011 (the “Capitalization Date”), there were no shares of Organizational Common Stock and no more than 13,206,952 shares of Common Stock outstanding (which includes restricted shares) and 72,278 shares of Series A Preferred and no other shares of Company Preferred Stock outstanding. Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company has not (1) issued or authorized the issuance of any shares of Organizational Common Stock, Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Organizational Common Stock, Common Stock or Company Preferred Stock, (2) reserved for issuance any shares of Organizational Common Stock, Common Stock or Company Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Organizational Common Stock, Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than in respect of shares of Common Stock reserved for issuance in connection with the Treasury Warrants, any stock option or other equity incentive plan in respect of which an aggregate of no more than 146,169 shares of Common Stock have been reserved for issuance and under the Company’s Dividend Reinvestment Plan, no shares of Organizational Common Stock, Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Organizational Common Stock, Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. All shares of Organizational Common Stock are callable by the Company at any time at a price of $10.00 per share by the Company. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (B) the warrant to purchase up to 635,504 shares of Common Stock sold by the Company to the Treasury pursuant to that certain Letter Agreement and Securities Purchase Agreement dated as of December 23, 2008 or (C) as set forth elsewhere in this Section 2.2(b) or on the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Organizational Common Stock, Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Section 2.2(b) of the Company Disclosure Schedule sets forth a table listing the outstanding series of trust preferred and subordinated debt securities of the Company and the Bank and certain information with respect thereto, including the holders of such securities as of the date of this Agreement if known to the Company, and all such information is accurate and complete to the knowledge of the Company and the Bank.

(c) Subsidiaries. With respect to the Bank and each of the Subsidiaries, (1) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bank and the Subsidiaries, free and clear of all Liens. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary or the Bank.
(d) Authorization. (1) Each of the Company and the Bank has the full legal right, corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which each of the Company and the Bank will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of each of the Company and the Bank. This Agreement has been, and the other agreements referenced herein to which they will be a party, when executed, will be, duly and validly executed and delivered by the Company and the Bank and, assuming due authorization, execution and delivery by Purchaser, is and will be a valid and binding obligation of each of the Company and the Bank enforceable against each of the Company and the Bank in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company or the Bank of this Agreement and the other agreements referenced herein to which it will be a party, the performance by them of their obligations hereunder and thereunder or the consummation by them of the transactions contemplated hereby, subject to receipt of the approval by the Company’s shareholders of the Shareholder Proposal. Except as set forth in Section 2.2(d) of the Company Disclosure Schedule, the only vote of the shareholders of the Company required in connection with the approval of the Shareholder Proposal is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock entitled to vote at the meeting at which such a vote is taken. All shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Shareholder Proposal shall be eligible to vote on such proposal.

(2) Neither the execution and delivery by the Company or the Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Company, the Bank or any Subsidiary under any of the terms, conditions or provisions of (i) its charter or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary or (ii) except as set forth in Section 2.2(d) of the Company Disclosure Schedule, and except for defaults that would not have nor reasonably be expected to have a Material Adverse Effect, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any Subsidiary is a party or by which it may be bound, including without limitation the trust preferred securities issued by Greene County Capital Trust I, Greene County Capital Trust II, GreenBank Capital Trust I, Civitas Statutory Trust I, Cumberland Capital Statutory Trust II or the related indentures (collectively, the “Trust Preferred Securities”), or to which the Company, the Bank or any Subsidiary or any of the properties or assets of the Company, the Bank or any Subsidiary may be subject, or (B) except for violations that would not have nor reasonably be expected to have a Material Adverse Effect, assuming the consents referred to in Section 2.2(f) are duly obtained, violate any Law applicable to the Company, the Bank or any Subsidiary or any of their respective properties or assets.
(e) Accountants. Dixon Hughes PLLC, who has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, is as of the date of such opinion a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.
(f) Consents. Schedule 2.2(f) of the Company Disclosure Schedule lists all governmental and any other material consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Required Approvals”). Other than the securities or blue sky laws of the various states and the Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company or the Bank of the transactions contemplated by this Agreement.

(g) Financial Statements. The Company has previously made available to Purchaser copies of the consolidated statements of financial condition of the Company, the Bank and the Subsidiaries as of December 31 for the fiscal years 2008, 2009 and 2010, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the fiscal years 2008 through 2010, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Dixon Hughes PLLC. The December 31, 2010 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company, the Bank and the Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.2(g) (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations, comprehensive income, changes in shareholders’ equity, cash flows and the consolidated financial position of the Company, the Bank and the Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) in all material respects complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. There is no transaction, arrangement or other relationship between the Company, the Bank or any Subsidiary and an unconsolidated or other Affiliated entity that is not reflected on the financial statements specified in this Section 2.2(g). The books and records of the Company, the Bank and the Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable Law and GAAP accounting requirements and reflect only actual transactions. Dixon Hughes PLLC has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(h) Reports. (1) Since December 31, 2008, the Company, the Bank and each Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity or self-regulatory organization having jurisdiction over the Company (“SRO”) (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. Except as set forth in Section 2.2(h)(1) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company, the Bank or any Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Copies of all Company Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to Purchaser by the Company. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company, the Bank and the Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company, the Bank or any Subsidiary since December 31, 2008. Except as set forth in Section 2.2(h)(1) of the Company Disclosure Schedule, to the knowledge of the Company and the Bank, there is no unresolved violation, criticism or exception by any Governmental Entity or SRO with respect to any report or statement relating to any examinations of the Company, the Bank or any of the Subsidiaries.
(2) The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, the Bank and the Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Bank and the Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2008, (A) none of the Company, the Bank or any Subsidiary or, to the knowledge of the Company or the Bank, any director, officer, employee, auditor, accountant or representative of the Company, the Bank or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, the Bank or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company, the Bank or any Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, the Bank or any Subsidiary, whether or not employed by the Company, the Bank or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as amended and the rules and regulations promulgated thereunder and as of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(i) Properties and Leases. The Company, the Bank and the Subsidiaries have good and marketable title to all real properties and transferable title to all other properties and assets, tangible or intangible, owned by them (other than any assets or properties classified as other real estate owned) that are material to the operation of their businesses, in each case free from Liens (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, the Bank or such Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings and (iv) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law (collectively, “Permitted Liens”)) that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company, the Bank and the Subsidiaries own, lease or otherwise have valid easement rights to use all properties as are necessary to their operations as now conducted. To the knowledge of the Company, the Company, the Bank and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect. None of the Company, the

Bank or any Subsidiary or, to the knowledge of the Company, any other party thereto is in default in any material respect under any lease described in the immediately preceding sentence. There are no condemnation or eminent domain proceedings pending or, to the knowledge of the Company, threatened in writing, with respect to any of the real properties owned, or to the Company’s knowledge, any of the real properties leased, by the Company, the Bank or any of the Subsidiaries. None of the Company, the Bank or any of the Subsidiaries has, within the last two (2) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.
(j) Taxes. Except as set forth in Section 2.2(j) of the Company Disclosure Schedule, (1) each of the Company, the Bank and the Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Each of the Company, the Bank and the Subsidiaries have paid in full, or made adequate provision in the financial statements of the Company (in accordance with GAAP) for, all Taxes shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, the Company, the Bank or any of the Subsidiaries which deficiencies have not since been resolved; and (3) there are no material Liens for Taxes upon the assets of either the Company, the Bank or the Subsidiaries except for statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided. None of the Company, the Bank or any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”) is applicable. None of the Company, the Bank or any Subsidiary has engaged in any transaction that is the same as or substantially similar to a “listed transaction” for United States federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4. None of the Company, the Bank or any of the Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law. None of the Company, the Bank or any of the Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax. The Company, the Bank and each of the Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9. No claim has been made by a Tax Authority in writing to the Company, the Bank or any of the Subsidiaries in a jurisdiction where the Company, the Bank or any of the Subsidiaries, as the case may be, does not file Tax Returns that the Company, the Bank or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction. None of the Company, the Bank or any of the Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made. None of the Company, the Bank or any of the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign Law). Each of the Company, the Bank and its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws. No audits or material investigations by any taxing authority relating to any Tax Returns of any of the Company, the Bank or any of the Subsidiaries is in progress, nor has the Company, the Bank or any of the Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress. There are no outstanding powers of attorney enabling any person or entity not a party to this Agreement to represent the Company, the Bank or any Subsidiary with respect to Tax matters. None of the Company, the Bank or any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 or any similar provision. There are no material elections regarding Taxes affecting the Company, the Bank or any of the Subsidiaries. None of the Company, the Bank or any of the Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g) provided that the Company makes no representations as to whether the execution of this Agreement or the consummation of the transactions contemplated hereby will constitute an “ownership change” under Code Section 382(g). For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
(k) Absence of Certain Changes. Since December 31, 2010, except as Previously Disclosed, (1) the Company, the Bank and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (2) none of the Company, the Bank or any Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock or as contemplated by Section 2.2(b) of this Agreement, the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests, (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (5) no material default (or event that, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company, the Bank or any Subsidiary or, to their knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Company Significant Agreement that would, individually or in the aggregate, constitute a Material Adverse Effect.
(l) No Undisclosed Liabilities. Except as set forth in Section 2.2(l) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (1) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2010, (2) current liabilities that have arisen since December 31, 2010 in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary and (3) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary.
(m) Commitments and Contracts. (i) The Company has Previously Disclosed or made available to Purchaser or its representatives true, correct and complete copies of, each of the following written contracts to which the Company, the Bank or any Subsidiary is a party (each, a “Company Significant Agreement”):
(1) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;
(2) any contract or agreement with respect to the employment or service of any current or former directors, officers, or consultants of the Company, the Bank or any of the Subsidiaries;
(3) any contract or agreement with any director, officer, or Affiliate of the Company, the Bank or any of the Subsidiaries;
(4) any contract or agreement materially limiting the freedom of the Company, the Bank or any Subsidiary to engage in any line of business or to compete with any other person or prohibiting the Company, the Bank or any Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(5) any contract or agreement with a labor union or guild (including any collective bargaining agreement);
(6) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, the Bank or the Subsidiaries other than other real estate owned;
(7) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company, the Bank or any Subsidiary is a lender, borrower or guarantor other than those entered into in the ordinary course of business;
(8) any contract or agreement entered into since January 1, 2005 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company, the Bank or any of the Subsidiaries;
(9) any agreement of guarantee, support or indemnification by the Company, the Bank or any Subsidiary, assumption or endorsement by the Company, the Bank or any Subsidiary of, or any similar commitment by the Company, the Bank or any Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;
(10) any alliance, cooperation, joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to the Company, the Bank or any Subsidiary;
(11) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company, the Bank or any Subsidiary; and
(12) any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement.
(ii) (A) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by the Company, the Bank or any Subsidiary and is binding on the Company, the Bank and the Subsidiaries, as applicable, and to the Company’s knowledge, is in full force and effect; (B) the Company, the Bank and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; (C) as of the date hereof, none of the Company, the Bank or any of the Subsidiaries has received notice of any material violation or default (or any condition that with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement; and (D) no other party to any Company Significant Agreement is, to the knowledge of the Company, in default in any material respect thereunder.
(n) Offering of Purchased Shares. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company) under circumstances that would require the integration of such offering with the offering of any of the Purchased Shares, the shares underlying the Option or CVRs to be issued pursuant to this Agreement, in each case under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, which might subject the offering, issuance or sale of any of the Purchased Shares or the shares underlying the Option to Purchaser or the CVRs to the Company’s shareholders (excluding the Purchaser) pursuant to this Agreement to the registration requirements of the Securities Act.
(o) Status of Purchased Shares. The Purchased Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action, in each case subject to the approval of the Shareholder Proposal. When issued, delivered and sold against receipt of the consideration therefor as provided in this Agreement, the Purchased Shares will be validly issued, fully paid and nonassessable, will not be issued in violation of or subject to preemptive rights of any other shareholder of the Company and will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company, the Bank or any Subsidiary is a party. The voting rights of the holders of the Purchased Shares will be enforceable in accordance with the terms of the Charter, the bylaws of the Company and applicable Law.
(p) Litigation and Other Proceedings. Except as set forth in Section 2.2(p) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (1) against the Company, the Bank or any Subsidiary (excluding those of the type contemplated by the following clause (2)) that, if adversely determined, would reasonably be expected to result in damages, costs or any other liability owed by the Company, the Bank or such Subsidiary, as applicable, in excess of $1,000,000 individually or $5,000,000 in the aggregate or (2) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, the Bank, any Subsidiary or the assets of the Company, the Bank or any Subsidiary. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company, the Bank or any Subsidiary.

(q) Compliance with Laws. (1) The Company, the Bank and each Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of (“Permits”), and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have, or the suspension or cancellation of, any Permit has not had a Material Adverse Effect. Except as has not had a Material Adverse Effect, each of the Company, the Bank and each Subsidiary is and has been in compliance with and is not in default or violation of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign Law or order, demand, writ, injunction, decree or judgment of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company, the Bank or any Subsidiary. Except as set forth in Section 2.2(q) of the Company Disclosure Schedule, since December 31, 2009, none of the Company, the Bank or any Subsidiary has received any written notification or communication from any Governmental Entity or SRO (A) asserting that the Company, the Bank or any Subsidiary is not in material compliance with any applicable Law, (B) threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.
(2) Except as would not be material to the Company, the Bank and the Subsidiaries, taken as a whole, the Bank and each Subsidiary have properly administered all accounts for which the Bank or any Subsidiary acts as a fiduciary, including accounts for which the Bank or any Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects. None of the Bank or any Subsidiary, or any director, officer or employee of the Bank or any Subsidiary, has committed any breach of trust with respect to any such fiduciary account that would be material to the Bank and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(r) Labor. Employees of the Company, the Bank and the Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company, the Bank or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities (to the Company’s knowledge), strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the Company’s knowledge threatened against or involving the Company, the Bank or any Subsidiary. The Company, the Bank and each Subsidiary believe that their relations with their employees are good. As of the date hereof, no executive officer of the Company, the Bank or any Subsidiary has notified the Company, the Bank or any Subsidiary that such officer intends to leave the employ of the Company, the Bank or any Subsidiary or otherwise terminate such executive officer’s employment with the Company, the Bank or any Subsidiary. To the knowledge of the Company, no executive officer of the Company, the Bank or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and to the knowledge of Company the continued employment of each such executive officer does not subject the Company, the Bank or any Subsidiary to any liability with respect to any of the foregoing matters. The Company, the Bank and the Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.
(s) Company Benefit Plans.
(1) (A) Section 2.2(s)(1)(A) of the Company Disclosure Schedule sets forth a complete list of the Company’s Benefit Plans. With respect to each Benefit Plan, except as set forth in Section 2.2(s)(1)(A) of the Company Disclosure Schedule, the Company, the Bank and the Subsidiaries have complied, and are now in compliance, in both instances in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all Laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company, the Bank, any Subsidiary or any of their respective ERISA Affiliates is party, whether written or oral, for the benefit of any director, former director, consultant, former consultant, employee or former employee of the Company, the Bank or any Subsidiary.
(2) With respect to each Benefit Plan, the Company has heretofore delivered or made available to Purchaser or Previously Disclosed true and complete copies of each of the following documents, to the extent applicable: (A) a copy of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written Benefit Plan, a description thereof); (B) a copy of the two most recent annual reports and actuarial reports, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (C) a copy of the most recent summary plan description required under ERISA with respect thereto; (D) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (E) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.
(3) Except as set forth in Section 2.2(s)(3) of the Company Disclosure Schedule, no claim has been made, or to the knowledge of the Company threatened, against the Company, the Bank or any of the Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan other than ordinary course claims for benefits.
(4) No Benefit Plans are subject to Title IV or described in Section 3(37) of ERISA, and none of the Company, the Bank or its Subsidiaries has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. Except as set forth in Section 2.2(s)(4) of the Company Disclosure Schedule, neither the Company, the Bank, nor any Subsidiary has incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.
(5) Each Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Company, no condition exists that could reasonably be expected to jeopardize any such qualification or exemption.
(6) None of the Company, the Bank or any Subsidiary, any Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, the Bank or any Subsidiary, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.
(7) There has been no material failure of a Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).

(8) Except as set forth in Section 2.2(s)(8) of the Company Disclosure Schedule, each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder. From January 1, 2005 through December 31, 2008, each 409A Plan and any award thereunder was maintained in good faith operational compliance with the requirements of (i) Section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1. From and after January 1, 2009, each 409A Plan and any award thereunder has been maintained in operational compliance with the requirements of Section 409A of the Code the final regulations issued thereunder. Except as set forth in Section 2.2(s)(8) of the Company Disclosure Schedule, as of and since December 31, 2008, each 409A Plan and any award thereunder has been in documentary compliance with the requirements of Section 409A of the Code and the final regulations issued thereunder. Except as set forth in Section 2.2(s)(8) of the Company Disclosure Schedule, no payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to Section 409A(a)(1)(B) of the Code. None of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.
(9) (A) Except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule or as required by applicable Law, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company, the Bank or any Subsidiary from the Company, the Bank or any Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule or as required by applicable Law, none of the Company, the Bank or any Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust. Except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of excise taxes imposed by Section 4999 of the Code.

(10) The Company, the Bank and the Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”). Except as set forth in Section 2.2(s)(10) of the Company Disclosure Schedule, without limiting the generality of the foregoing, each employee of the Company, the Bank, and the Subsidiaries who is subject to the limitations imposed under EESA has executed a waiver of claims against the Company, the Bank and the Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.
(t) Risk Management Instruments. All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of the Bank or one or more of the Subsidiaries, were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with commercially reasonable banking practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, the Bank or one of the Subsidiaries, enforceable in accordance with its terms. None of the Company, the Bank or the Subsidiaries, or, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
(u) Agreements with Regulatory Agencies. Except as set forth in Section 2.2(u) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has the Company, the Bank or any Subsidiary been advised since December 31, 2008 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Except as set forth in Section 2.2(u) of the Company Disclosure Schedule, the Company, the Bank and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of the Company, the Bank or any Subsidiary has received any notice from any Governmental Entity or SRO indicating that either the Company, the Bank or any Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(v) Environmental Liability. The Company, the Bank and the Subsidiaries have, and at the Closing Date will have, complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would or might have a material impact on the Company, the Bank or any Subsidiary or the consummation of the transactions contemplated by this Agreement. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company, the Bank or any Subsidiary, any liability or obligation of the Company, the Bank or any Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary or any property in which the Company, the Bank or any Subsidiary has taken a security interest the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, none of the Company, the Bank or any Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.
(w) Loan Portfolio.
(1) Except as set forth in Section 2.2(w)(1) of the Company Disclosure Schedule, as of April 29, 2011, none of the Company, the Bank or any Subsidiary is a party to (A) any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of March 31, 2011, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan in excess of $100,000 with any director, executive officer or five percent or greater shareholder of the Company, the Bank or any Subsidiary, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 2.2(w) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $100,000 of the Company, the Bank or any of the Subsidiaries that as of March 31, 2011 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2011 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company, the Bank and the Subsidiaries that as of March 31, 2011 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of March 31, 2011 and (z) each asset of the Company or the Bank that as of March 31, 2011 was classified as “Other Real Estate Owned” and the book value thereof.

(2) Each Loan of the Company, the Bank or any of the Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(3) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company, the Bank or any Subsidiary), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s and the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in material compliance with all applicable requirements of federal, state and local Laws, regulations and rules.
(4) Except as set forth in Section 2.2(w)(4) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company, the Bank or any of the Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.
(5) Each of the Company, the Bank and the Subsidiaries, as applicable, is approved by and is in good standing: (A) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (B) as a GNMA I and II Issuer by the Government National Mortgage Association; (C) by the Department of Veterans Affairs (“VA”) to originate and service VA loans; and (D) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency”).
(6) Except as set forth in Section 2.2(w)(6) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries is now nor has it ever been since December 31, 2008 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. None of the Company, the Bank or any of the Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company, the Bank or any of the Subsidiaries or to increase the guarantee fees payable to any such Agency.

(7) Each of the Company, the Bank and the Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
(8) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company, the Bank or any of the Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.
(9) The information with respect to each Loan set forth in the Loan Tape, and, to the knowledge of the Company, any third party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of December 31, 2010. As used herein, “Loan Tape” means a data storage disk produced by the Company from its management information systems regarding the Loans.
(x) Insurance. The Company, the Bank and each of the Subsidiaries maintain, and have maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company, the Bank and the Subsidiaries reasonably believe are adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including, but not limited to, insurance covering all real and personal property owned or leased by the Company, the Bank and any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company, the Bank and the Subsidiaries, excluding such policies pursuant to which the Company, the Bank, any Subsidiary or an

Affiliate of any them acts as the insurer and that are identified with respective expiration dates on Section 2.2(x) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to Purchaser. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been timely paid, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company, the Bank or any of the Subsidiaries under any of the Company Insurance Policies or, to the knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary. None of the Company, the Bank or any of the Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the knowledge of the Company, is the termination of any such policies threatened, and, except as set forth in Section 2.2(x) of the Company Disclosure Schedule, there is no claim for coverage by the Company, the Bank or any of the Subsidiaries, pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.
(y) Intellectual Property. The Company, the Bank and the Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in the conduct of the business of the Company, the Bank and the Subsidiaries as now conducted, except where the failure to own such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. The Company, the Bank and the Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company, the Bank or any Subsidiary is a party, except for such infringements or violations that have not had a Material Adverse Effect, and, to the Company’s knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary contesting the right of the Company, the Bank or any Subsidiary to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which the Company, the Bank or any Subsidiary is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company, the Bank or such Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by the Company, the Bank or any Subsidiary under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company, the Bank or any Subsidiary, except for defaults, if any, which would not have any material impact on the Company, the Bank or any Subsidiary. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.
(z) Anti-takeover Provisions Not Applicable. The Company has taken all action required to be taken by it in order to exempt this Agreement, the purchase of the Purchased Shares, the merger of the Bank into a depository subsidiary of the Purchaser and the other transactions to be consummated pursuant to the express terms of this Agreement from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Charter, and its bylaws and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any state, including the Tennessee Business Corporation Act.
(aa) Knowledge as to Conditions. As of the date of this Agreement, each of the Company and the Bank knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Burdensome Condition, provided, however, that neither the Company nor the Bank makes any representation or warranty with respect to the management, capital or ownership structure of Purchaser or any of its Affiliates.
(bb) Brokers and Finders. Except as set forth in Section 2.2(bb) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, the Bank or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
(cc) Related Party Transactions.
(1) Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company, the Bank or any of the Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the knowledge of the Company, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.
(2) Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule, the Bank is in compliance with, and has since December 31, 2008, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.
(dd) Foreign Corrupt Practices. None of the Company, the Bank or any Subsidiary, or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, the Bank or any Subsidiary has, in the course of its actions for, or on behalf of, the Company, the Bank or any Subsidiary (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
(ee) Customer Relationships.
(1) Each trust or wealth management customer of the Company, the Bank or any Subsidiary has been in all material respects originated and serviced (A) in conformity with the applicable policies of the Company, the Bank and the Subsidiaries, (B) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (C) in accordance with any instructions received from such customers, (D) consistent with each customer’s risk profile and (E) in compliance with all applicable laws and the Company’s, the Bank’s and the Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary has been duly and validly executed and delivered by the Company, the Bank and each Subsidiary and, to the knowledge of the Company, the other contracting parties, each such instrument of agreement constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity, and the Company, the Bank and the Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company, the Bank and the Subsidiaries and such other person is in compliance with each of the terms thereof.

(2) No instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary provides for any material reduction of fees charged (or in other compensation payable to the Company, the Bank or any Subsidiary thereunder) at any time subsequent to the date of this Agreement.
(3) None of the Company, the Bank or any Subsidiary or any of their respective directors or senior officers (A) is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company, the Bank or any Subsidiary or (B) is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company, the Bank or any Subsidiary after the Closing Date.
(4) Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company, the Bank or any Subsidiary conforms in all material respects to the forms provided to Purchaser prior to the Closing Date.
(5) Except as would not have any material impact on the Company, the Bank or any Subsidiary, all other books and records primarily related to the trust and wealth management businesses of the Company, the Bank and each Subsidiary include documented risk profiles signed by each such customer.
(ff) Investment Company; Investment Adviser. Neither the Company, the Bank nor any Subsidiary is required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Company, the Bank nor any Subsidiary is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940, as amended, or in another capacity thereunder with the SEC or any other Governmental Entity.
2.3 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company and the Bank, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, except as Previously Disclosed:
(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted.

(b) Authorization. (1) Purchaser has the power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which it will be a party by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser’s board of directors, and no further approval or authorization by any of its shareholders or other equity owners, as the case may be, is required. This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by both the Company and the Bank, is and will be a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of incorporation or similar governing documents or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.3(b)(3), violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
(3) Assuming the Company’s and the Bank’s representations contained in Section 2.2(f) are true and correct and other than the securities or blue sky Laws of the various states or as set forth in Section 2.3(b)(3) of the Purchaser Disclosure Schedule, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

(c) Restricted Securities; Limitation on Resale. Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities Laws and Purchaser understands that the Purchased Shares are “restricted securities” under applicable federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Purchased Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
(d) Purchase for Investment. Purchaser (1) is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to resell or distribute any of the Purchased Shares to any person, (2) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (3) has such knowledge, sophistication and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares, of making an informed investment decision and of bearing the economic risk of such investment for an indefinite period of time, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act ). Purchaser has not been formed for the specific purpose of acquiring the Purchased Shares. Purchaser has had an opportunity to discuss the business, management, financial affairs of the Company and of the Bank and the terms and conditions of the offering of the Purchased Shares with management of the Company and of the Bank and has had an opportunity to review the facilities of the Company and the Bank. The foregoing, however, does not limit or modify the representations and warranties of the Company or of the Bank in Section 2.2 of this Agreement or the right of Purchaser to rely thereon.
(e) Financial Capability. Purchaser currently has, and at the Closing will have, available funds necessary to pay the funds described in Section 1.2(b)(2) and to consummate the Closing on the terms and conditions contemplated by this Agreement.
(f) No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Purchased Shares.
(g) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company, the Bank or any Subsidiary would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).

(h) Litigation and Other Proceedings. Neither Purchaser nor any Affiliate of Purchaser is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against Purchaser or any Affiliate of Purchaser (excluding those of the type contemplated by the following clause (ii)) that, if adversely determined, would reasonably be expected to have a material adverse effect on Purchaser or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Purchaser or any of its Affiliates or their respective assets. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of Purchaser or any of its Affiliates.
(i) Compliance with Laws. Each of Purchaser and its Affiliates is and has been in compliance in all material respects with and is not in default or violation in any material respect of, and none of them is, to the knowledge of Purchaser, under investigation with respect to or, to the knowledge of Purchaser, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign Law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, except for such noncompliance that has not had nor reasonably would be expected to have a material adverse effect on Purchaser.
(j) Agreements with Regulatory Agencies. None of Purchaser or any of its Affiliates is subject to any Regulatory Agreement, nor has Purchaser or any of its Affiliates been advised since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Purchaser and its Affiliates are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of Purchaser and its Affiliates has received any notice from any Governmental Entity or SRO indicating that either Purchaser or its Affiliates is not in compliance in all material respects with any such Regulatory Agreement.
(k) Information in the Proxy Statement. The information supplied in writing by Purchaser expressly for inclusion in the Proxy Statement will not contain at the time it is first mailed to the shareholders of the Company or at the time of the Shareholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(l) Knowledge as to Conditions. As of the date of this Agreement, Purchaser knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained.

ARTICLE III
COVENANTS
3.1 Filings; Other Actions.
(a) Subject to the conditions set forth in this Agreement and the last sentence of this Section 3.1(a), Purchaser, on the one hand, and the Company and the Bank, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including, without limitation, the Required Approvals, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, at the earliest practicable date, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. In furtherance (but not in limitation) of the foregoing, Purchaser shall use reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board and the Tennessee DFI within twenty (20) calendar days of the date hereof. Purchaser, the Company and the Bank will have the right to review in advance, and to the extent practicable, each will consult with the others with respect to, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company and the Bank, and the Company and the Bank shall promptly furnish Purchaser, to the extent permitted by applicable Law, with copies of written communications received by it or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to furnish the Company with any (1) personal biographical or financial information of any of the directors, officers, employees, managers or partners of Purchaser or any of its present of former Affiliates (other than the personal biographical information of any of the directors, officers, employees, managers, investors or partners of Purchaser or any of its present of former Affiliates required to be disclosed by the Company by reason of the fact that such person will be appointed or elected to the Company’s Board of Directors) or (2) proprietary and non-public information related to the organizational terms of, or investors in, Purchaser or any of its present or former Affiliates. Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall require Purchaser or any of its present or former Affiliates to take or refrain from taking or agree to take or refrain from taking any action or suffer to exist any condition, limitation, restriction or requirement that individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would be reasonably likely to result in a Burdensome Condition.

(b) The Company shall call and hold a special meeting of its shareholders (the “Shareholder Meeting”), as promptly as practicable following the date hereof to vote on a proposal (the “Shareholder Proposal”) to (1) amend the Charter to (i) increase the number of authorized shares of Common Stock to at least 300,000,000 shares, (ii) reduce the par value per share of Common Stock to an amount equal to or less than $0.01 and (iii) expressly exempt Purchaser, its Affiliates and associates and their respective successors and assigns from the provisions Section 9 of the Charter (the form of such amendment being acceptable to the Purchaser in its sole discretion), (2) approve the issuance and sale of the Purchased Shares and any shares purchased pursuant to Section 4.7, (3) approve the merger of the Bank with and into a subsidiary of Purchaser on terms consistent with Exhibit D and (4) remove Section 8(j) from the Charter. The Board of Directors of the Company shall recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (subject to any legally required abstentions and subject to Section 3.4(b)) (such recommendation, the “Company Recommendation”) and Purchaser shall, to the extent permitted by applicable Law, vote all shares owned by it in favor of the Shareholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Shareholder Meeting there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable Laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. For the avoidance of doubt, the obligations of the Company to call and hold the Shareholder Meeting and to file, finalize and mail the proxy statement related thereto shall not be affected by the receipt of any Acquisition Proposal or by any Adverse Recommendation Change.

3.2 Access, Information and Confidentiality.
(a) From the date hereof until the Closing Date, the Company and the Bank will permit Purchaser and Purchaser’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to visit and inspect, at Purchaser’s expense (subject to Section 6.2), the properties of the Company, the Bank and the Subsidiaries, to examine the corporate books and records and to discuss the affairs, finances and accounts of the Company, the Bank and the Subsidiaries with the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of the Company (the “Company Representatives”), all upon reasonable advance notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Bank or any Subsidiary, and nothing herein shall require any Company Representative to disclose any information to the extent (1) prohibited by applicable Law or regulation, or (2) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company, the Bank or such Company Representative is a party as of the date of this Agreement or would cause a material risk of a loss of privilege to the Company, the Bank or any Subsidiary (provided that the Company and the Bank shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements that would not cause such a violation under circumstances where such restrictions apply).
(b) All information furnished by the Company, the Bank or any Subsidiary to Purchaser or any of its representatives pursuant hereto shall be subject to, and Purchaser shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement between North American Financial Holdings, Inc. and the Company dated September 28, 2010 (the “Confidentiality Agreement”).
3.3 Conduct of the Business. Each of the Company and the Bank agree that, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, except as Previously Disclosed in Section 3.3 of the Company Disclosure Schedule or as otherwise expressly permitted or required by this Agreement, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of the Subsidiaries not to:
(1) Ordinary Course. Fail to carry on its business in the ordinary and usual course of business and in all material respects consistent with past practice or fail to use reasonable best efforts to maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and to preserve its current business relationships with customers, strategic partners, suppliers, distributors and others with whom it has significant business dealings.

(2) Operations. Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies in effect as of December 31, 2010, except as required by applicable Law or policies imposed by any Governmental Entity.
(3) Deposits. Alter materially its interest rate or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto, in each case except as required by applicable Law or policies imposed by any Governmental Entity.
(4) Capital Expenditures. Make any capital expenditures on information technology or systems or in excess of $100,000 individually or $1,000,000 in the aggregate in any fiscal quarter, other than as required pursuant to Previously Disclosed commitments already entered into.
(5) Material Contracts. Except as permitted by Section 4.5(a), terminate, enter into, amend, modify (including by way of interpretation) or renew any contract that would be a Company Significant Agreement if entered into prior to the date hereof, other than in the ordinary course of business and consistent with past practice.
(6) Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional options or other rights, grants or awards with respect to the Common Stock, and any shares of Common Stock issued pursuant to the exercise of stock options, warrants or vesting of restricted stock, in each case only to the extent outstanding as of the date of this Agreement and set forth in Section 2.2(b) of the Company Disclosure Schedule.
(7) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any options or other rights, grants or awards with respect to the Common Stock or other securities other than (i) the repurchase or cancellation of restricted stock or other shares of Common Stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of restricted stock, stock appreciation rights or the exercise of options or (ii) the acceptance of shares of Common Stock as payment of the exercise price of options or for withholding taxes incurred in connection with the exercise of options provided that nothing herein shall prohibit the making, declaration, payment, or setting aside for payment of dividends or distributions with respect to the Series A Preferred or the Trust Preferred Securities in accordance with the terms thereof.

(8) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances (including without limitation dispositions of problem assets or mortgage loans held for sale which are sold at or above the value reflected for such assets or loans on the Company’s books as of the date hereof) in the ordinary and usual course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and the Subsidiaries, taken as a whole.
(9) Incurrence of Indebtedness. Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other person, except in the ordinary and usual course of business and consistent with past practice.
(10) Extensions of Credit and Interest Rate Instruments. Make, renew or amend (except in the ordinary and usual course of business and consistent with past practice where there has been no material change in the relationship with the borrower or in an attempt to mitigate loss with respect to the borrower) any extension of credit in excess of $2,500,000 for any new extension of credit and $7,500,000 for any renewal of an existing extension of credit in accordance with the Bank’s policies (except for commitments in writing made prior to the date of this Agreement and disclosed to Purchaser prior to the execution of this Agreement) or enter into, renew or amend any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it or one of the Subsidiaries, except in the ordinary and usual course of business and consistent with past practice.
(11) Acquisitions. Acquire (other than by way of foreclosures, deeds in lieu of foreclosure, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.
(12) Banking Offices. File any application to establish, or to relocate or terminate the operations of, any banking office.
(13) Constituent Documents. Except for such amendments as have been proposed in the Company’s proxy statement on Form DEF14A filed with the SEC on April 8, 2011, amend its certificate of incorporation or bylaws or similar organizational documents.

(14) Accounting Practices. Implement or adopt any change in its accounting principles, practices or methodologies, other than as may be required by GAAP (or any interpretation thereof), or applicable accounting requirements of a Governmental Entity or by Law.
(15) Tax Matters. Make, change or revoke any Tax accounting method or Tax election, prepare any Tax Returns inconsistent in any material respect with past practice, file any amended Tax Return, consent to any extension or waiver of any statute of limitations with respect to Tax, enter into any closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a refund of Taxes.
(16) Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary and usual course of business and consistent with past practice in an amount or for consideration not in excess of $150,000 individually or $1,500,000 in the aggregate and that would not impose any material restriction on the business of the Company, the Bank or the Subsidiaries or, after the Closing, Purchaser or any of its Affiliates.
(17) Compensation. Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) or pay to any such individual any amount or benefit not due, except to make changes that are required by applicable Law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.
(18) Benefit Arrangements. Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any Benefit Plan (or any arrangement that would following the applicable action be a Benefit Plan), amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except as required by applicable Law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.

(19) Labor Matters. Effectuate (1) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local Laws relating to plant closings and layoffs)affecting any site of employment or one or more facilities or operating units within any site of employment of the Company, the Bank or any of the Subsidiaries; (2) a mass layoff as defined in such Laws affecting any site of employment of the Company, the Bank or any of the Subsidiaries; or (3) any similar action under such Laws requiring notice to employees in the event of an employment loss or layoff.
(20) Intellectual Property. (1) Grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Company, the Bank and the Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (2) fail to exercise a right of renewal or extension under any material agreement under which the Company, the Bank or any of the Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses).
(21) Communication. Make any written or oral communications to the officers or employees of the Company, the Bank or any of the Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Purchaser with a copy or written description of the intended communication and a reasonable period of time to review and comment on such communication; provided, however, that the foregoing shall not prevent senior management or human resources personnel of the Company, the Bank or any Subsidiary from orally answering questions of individual employees pertaining to compensation or benefit matters with respect to such individual employee that are affected by the transactions contemplated by this Agreement on an individual basis with such employee.
(22) Related Party Transactions. Engage in (or modify in a manner adverse to the Company, the Bank or the Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate of the Company or any director or officer (senior vice president or above) of the Company, the Bank or the Subsidiaries (or any Affiliate of any such person).
(23) Receivership or Liquidation. Commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company, the Bank or any of the Subsidiaries, or any other liquidation or dissolution of the Company, the Bank or any of the Subsidiaries.

(24) Credit Policy; Underwriting. Make or permit any material exceptions or changes to the Company’s or the Bank’s credit, underwriting, lending, investment, risk and asset-liability management and other material banking or operating policies in effect as of the date hereof except as to update these policies to conform to recent regulatory or accounting guidance or to update these policies to address recently identified internal audit or regulatory examination deficiencies, in each case to reduce the Bank’s risk exposure.
(25) Adverse Actions. Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law or this Agreement.
(26) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
3.4 Acquisition Proposals.
(a) No Solicitation or Negotiation. The Company and the Bank agree that none of the Company, the Bank or any of the Subsidiaries or any of the officers or directors of the Company, the Bank or any of the Subsidiaries shall, and that they shall instruct and use their reasonable best efforts to cause their and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to (it being understood and agreed that any violation of the restrictions set forth in this Section 3.4 by a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, the Bank or any Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company and the Bank), directly or indirectly:
(1) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
(2) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;
(3) engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or
(4) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”), in response to a bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Shareholder Meeting and did not otherwise result from a breach of this Section 3.4(a), the Company and the Bank may, subject to compliance with Section 3.4(f), (x) furnish information with respect to the Company and the Bank to the person making such Acquisition Proposal (provided that all such information has previously been provided to the Purchaser or is provided to the Purchaser prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than with respect to standstill provisions), and (y) participate in discussions regarding the terms of such Acquisition Proposal and the negotiation of such terms with, and only with, the person making such Acquisition Proposal.
(b) Change in Recommendation. Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Purchaser), or propose publicly to withdraw (or modify in any manner adverse to the Purchaser), the Company Recommendation or any other approval, recommendation or declaration of advisability by the Board of Directors of the Company or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action in this clause (i) being referred to as a “Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company, the Bank, or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company or the Bank to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company or the Bank to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 3.4(a)). Notwithstanding the foregoing, at any time prior to obtaining the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”), the Board of Directors of the Company may make an Adverse Recommendation Change in favor of a Superior Proposal if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the second Business Day following the Purchaser’s receipt of written notice (a “Notice of Recommendation Change”) from the Company advising the Purchaser that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new two business-day period). In determining whether to make an Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by the Purchaser in response to a Notice of Recommendation Change or otherwise.
(c) Definitions. For purposes of this Agreement, the term “Acquisition Proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company, the Bank or any of the Subsidiaries and (2) any acquisition by any person resulting in, or proposal or offer, that, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of ten percent (10%) or more of the total voting power of any class of equity securities of the Company or the Bank or those of any of the Subsidiaries, or ten percent (10%) or more of the consolidated total assets (including, without limitation, equity securities of any subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly more than 50% of the Common Stock or assets of the Company, the Bank, or their Subsidiaries (i) on terms which the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) to be superior from a financial point of view to the holders of Common Stock than the transactions contemplated by this Agreement (including any changes proposed by the Purchaser to the terms of this Agreement) and (ii) that is reasonably likely to be completed, on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal on or before the date that the transactions contemplated by this Agreement are reasonably likely to be completed.
(d) Federal Securities Laws. Nothing contained in this Section 3.4 shall prohibit the Company from (i) taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that the Board of Directors of the Company may not effect an Adverse Recommendation Change unless permitted to do so by Section 3.4(b); provided, however, that compliance with such Rule 14e-2(a) or Rule 14d-9 shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including under Article V hereof.

(e) Existing Discussions. The Company and the Bank each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and, between the date hereof and the Closing, take such action as is necessary to enforce any “standstill” provisions or provisions of similar effect to which the Company is a party or of which the Company is a beneficiary. The Company and the Bank each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 3.4. The Company and the Bank each also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company, the Bank or any of the Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of the Subsidiaries.
(f) Notice; Specific Performance. The Company and the Bank each agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Bank or any Subsidiary or any of their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or the Bank’s intentions as previously notified. Notwithstanding anything contained herein to the contrary, each of the Company and the Bank agrees that a non-exclusive right and remedy for noncompliance with this Section 3.4 is to have such provision specifically enforced by any court having equity jurisdiction; it being acknowledged and agreed that any such breach will cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.
3.5 Repurchase. The Company and the Bank shall use reasonable best efforts to facilitate the entry into and maintenance in effect of a definitive agreement with the Treasury providing for the Repurchase on the terms set forth in Exhibit B prior to the Closing; provided that Purchaser from and after the date hereof shall be responsible for all communications and/or negotiations with the Treasury in respect of such definitive agreement and neither the Company nor the Bank shall, without the prior written consent of Purchaser, contact or communicate with the Treasury in respect of the Repurchase. Purchaser shall provide the Company and the Bank with the reasonable opportunity to participate in substantive telephone conversations and meetings that Purchaser or its representatives may have from time to time with the Treasury with respect to the Repurchase and shall advise the Company and the Bank of the material terms of any discussions between Purchaser and the Treasury. Subject to the foregoing, Purchaser will permit the Company to review in advance, and to the extent practicable, will consult with the Company with respect to, in each case subject to applicable Laws relating to the exchange of information, all the information and documentation relating to the Repurchase.

3.6 D&O Indemnification.
(a) On or before the Closing, the Company shall offer to enter into a Directors & Officers Indemnification Agreement, containing terms no less favorable than those set out in the Charter and the Company’s bylaws as of the date hereof, with each director serving on its Board of Directors, including each of the Purchaser Designees and any other directors or officers of the Company, the Bank or any of the Subsidiaries designated by or affiliated with Purchaser in form and substance reasonably satisfactory to such individuals.
(b) From and after the Closing, to the extent permitted by applicable Law and in accordance with the Charter in effect as of the date hereof and the Company’s bylaws in effect as of the date hereof, the Company (and any successor or assign thereof) shall and from and after any merger of the Company into Purchaser, to the extent permitted by applicable Law and in accordance with the Amended and Restated Articles of Incorporation of Purchaser and Amended and Restated Bylaws of Purchaser (which shall provide for indemnification and advancement rights no less favorable than those contained in the Charter in effect as of the date hereof and the Company’s bylaws in effect as of the date hereof), the Purchaser (and any successor or assign thereof) shall, indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses (including attorneys’ fees) to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, the Bank or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company may purchase tail insurance coverage under its current policies of directors’ and officers’ liability insurance or a comparable policy from another insurer for a term not to exceed six years from the Closing with respect to claims arising from facts or events which occurred prior to the Closing; provided, however, that the total premium payment for such insurance shall not exceed three times the amount of the last premium paid by the Company in respect of such insurance prior to the date hereof; provided further that if the Company is unable to maintain such policy (or any substitute policy) as a result of the preceding proviso, the Company shall obtain as much comparable insurance as is available for such annual premium amount.
3.7 Notice of Developments. Each party to this Agreement will give prompt written notice to each of the other parties of any adverse development causing a breach of any of its own representations and warranties contained in Article II of this Agreement. No disclosure by any party pursuant to this Section 3.7 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

ARTICLE IV
ADDITIONAL AGREEMENTS
4.1 Governance Matters.
(a) Prior to the Closing, the Company and the Bank shall use reasonable best efforts to cause the Resigning Directors to resign from their respective Boards of Directors and, if such Resigning Directors do not resign, the Company and the Bank shall take all requisite corporate action to remove such Resigning Directors or increase the size of their respective Boards of Directors to accommodate the appointment of each of the Purchaser Designees to their respective Boards of Directors effective as of the Closing, to elect or appoint each of the Purchaser Designees to their respective Boards of Directors effective as of the Closing, and to permit the Purchaser Designees to constitute a majority of each of their respective Boards of Directors immediately after the Closing.
(b) Following the Closing, the Purchaser, the Company and the Bank shall take all requisite action to re-elect two members of the Company’s board as of the date hereof designated by the Purchaser (the “Nominees”) to the Company’s, the Bank’s and the Purchaser’s Boards of Directors until the consolidation of the Company and the Bank with the other bank holding companies and banks controlled by the Purchaser, at which time the Purchaser shall take all requisite action to elect the Nominees to such consolidated bank and bank holding company Boards of Directors.
(c) Following the Closing, the Purchaser, the Company and the Bank shall take all requisite action to (i) establish a Loan Portfolio Committee (the “Loan Portfolio Committee”) as a committee of the Board of Directors of the Bank, which Loan Portfolio Committee shall monitor and review the status of the Bank’s loan portfolio and any the level of credit losses, payments, collections and savings realized in such portfolio and (ii) elect or appoint Stephen M. Rownd as the chairman of the Loan Portfolio Committee.
4.2 Legend. (a) Purchaser agrees that all certificates or other instruments representing the Purchased Shares will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(b) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the legend set forth above to be removed from any certificate for any securities purchased pursuant to this Agreement (or issued upon exercise thereof).

4.3 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the Purchased Shares to be approved for listing on the NASDAQ or such other nationally recognized securities exchange on which the Common Stock may be listed, if any, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ.
4.4 Registration Rights. Prior to the Closing, the Company shall enter into the Registration Rights Agreement with Purchaser in substantially the form attached as Exhibit C (the “Registration Rights Agreement”).
4.5 Employees. It is the intention of Purchaser to maintain in place the management team of the Bank, subject to the establishment of, and acceptance of, performance criteria in accordance with the Purchaser’s anticipated business plan. Notwithstanding the foregoing, nothing in this Agreement, including this Section 4.5, shall be construed to guarantee or extend any offer of employment to, or to prevent the termination of employment of any employee or the amendment or termination of any particular Benefit Plan to the extent permitted by its terms.
4.6 Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance of the Purchased Shares; provided that solely to the extent the Company is unable to reserve such number of shares under the Charter the Company will reserve such sufficient number of shares of Common Stock following the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”) pursuant to Section 3.1(b).
4.7 Additional Investment. Following the Closing and until the Bank is combined with another bank controlled by the Purchaser, in the event that the tier 1 leverage ratio of either the Company or the Bank falls below 10% (or such other capital ratio as may be required to be maintained by applicable Governmental Entities), the Purchaser will be permitted to purchase a sufficient quantity of shares of Common Stock from the Company to cause the Company or the Bank (as applicable) to meet such capital ratio. The purchase price for any shares of Common Stock purchased pursuant to the preceding sentence shall be equal to the lesser of (i) $1.81 per share of Common Stock and (ii) the Company’s tangible book value per share of Common Stock as of end of the then most recently completed fiscal quarter.
ARTICLE V
TERMINATION
5.1 Termination. This Agreement may be terminated prior to the Closing:
(a) by mutual written agreement of the Company, the Bank and Purchaser;

(b) by Purchaser, upon written notice to the Company and the Bank, or by the Company, upon written notice to Purchaser, in the event that the Closing Date does not occur on or before the date that is 150 calendar days from the date hereof; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure, in any material respect, (or, in the case of the Company, the failure of the Bank) to fulfill any obligation under this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
(c) by the Company or Purchaser, upon written notice to the other, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
(d) by Purchaser or the Company, if Purchaser or any of its Affiliates, or the Company, receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Required Approval or receives written notice from such Governmental Entity that it will not grant such Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition, provided that, (A) prior to Purchaser terminating this Agreement, Purchaser shall have complied with its obligations under Section 3.1(a) in all material respects, and (B) prior to the Company terminating this Agreement, the Company shall have complied with its obligations under Section 3.1(a) in all material respects;
(e) by the Company, if neither the Company nor the Bank is in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(3)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Purchaser;
(f) by Purchaser, if Purchaser is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(2)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to the Company and the Bank;
(g) by Purchaser on or prior to the day before the date of the Shareholder Meeting (as may be adjourned or postponed), if the Company or the Bank shall have breached the covenants contained in Section 3.4 hereof or if the Company’s Board of Directors shall have made any Adverse Recommendation Change; and
(h) by Purchaser or the Company, if the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”) is not obtained at the Shareholder Meeting.

5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, subject to Section 5.3, this Agreement (other than Section 3.2(b) and Articles V and VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability (x) for fraud or (y) except to the extent set forth in the third sentence of Section 5.3(d) in the case an expense reimbursement is payable by Purchaser, for intentional breach of this Agreement.
5.3 Fees.
(a) If, after the date hereof, an Acquisition Proposal is made to the Company, the Bank, any Subsidiary, or the Company’s shareholders generally, or becomes public and thereafter this Agreement is terminated pursuant to Section 5.1(f) on the basis of a breach of a covenant or agreement made by the Company or the Bank in this Agreement, Section 5.1(g) or Section 5.1(h), the Company and the Bank shall be jointly and severally obligated to pay to Purchaser (1) an amount equal to the Expense Reimbursement and, in the case of such a termination pursuant to Section 5.1(g) because the Company’s Board of Directors shall have made any Adverse Recommendation Change, 50% of the Termination Fee, promptly, but in any event not later than two (2) business days, following such termination and (2), in the case of a termination referred to in this subsection, if within twelve months after such termination the Company and/or the Bank enters into a definitive agreement to effect, or consummates, an Acquisition Proposal, an amount equal to the Termination Fee minus the portion of the Termination Fee already paid by the Company to Purchaser pursuant to the preceding clause (1) promptly, but in any event not later than two (2) business days, following the consummation of such Acquisition Proposal.
(b)
(1) If this Agreement is terminated pursuant to Section 5.1(e) due to a breach of a covenant, Purchaser shall be obligated to pay to the Company an amount equal to eight million dollars ($8,000,000) in respect of the Company’s and the Bank’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby promptly, but in any event not later than two (2) business days, following such termination.
(2) If this Agreement is terminated pursuant to Section 5.1(f) due to a breach of a covenant other than in circumstances where fees are payable pursuant to 5.3(a), the Company and the Bank shall be jointly and severally obligated to pay to Purchaser an amount equal to the Expense Reimbursement promptly, but in any event no later than two (2) business days, following such termination.
(c) “Termination Fee” means an amount in cash equal to eight million dollars ($8,000,000), which Termination Fee shall be paid by wire transfer of immediately available funds to the account or accounts designated by Purchaser at the time specified in this Section 5.3. “Expense Reimbursement” means an amount in cash equal to seven hundred and fifty thousand dollars ($750,000) in respect of Purchaser’s out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement. To the extent not paid when due, any amount payable pursuant to this Section 5.3 shall accrue interest at a rate equal to eighteen percent (18%) per annum or, if lower, the maximum rate allowable by Law.

(d) Each of the Company, the Bank and Purchaser acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement. The amounts payable pursuant to Section 5.3 hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Termination Fee or Expense Reimbursement paid in connection with a termination of this Agreement on the bases specified in Section 5.3 hereof. The amounts payable pursuant to Section 5.3 hereof constitute liquidated damages and not a penalty and shall be the sole remedy in the event an expense reimbursement by Purchaser is paid in connection with a termination of this Agreement on the bases specified in Section 5.3 hereof. In the event that the Company or the Bank shall fail to make any payment pursuant to this Section 5.3 when due, the Company and the Bank shall be jointly and severally obligated to reimburse Purchaser for all reasonable expenses actually incurred or accrued by Purchaser (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3. In the event Purchaser fails to make any payment pursuant to this Section 5.3 when due, Purchaser shall be obligated to reimburse the Company and the Bank for all reasonable expenses actually incurred or accrued by the Company and the Bank (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3.
ARTICLE VI
MISCELLANEOUS
6.1 No Survival. None of the representations and warranties set forth in this Agreement shall survive the Closing. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.
6.2 Expenses. Subject to Section 5.3, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that if the Closing occurs, the Company and the Bank shall jointly and severally be obligated to reimburse Purchaser, without duplication, for all of its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all stamp and other Taxes payable with respect to the issuance of the Purchased Stock, the Option and CVRs, filing fees, fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated pursuant to this Agreement) (the “Closing Expense Reimbursement”).

6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or pdf and such facsimiles or pdfs will be deemed as sufficient as if actual signature pages had been delivered.
6.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware, or, if jurisdiction in such federal courts is not available, the courts of the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the second business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)	If to Purchaser:

North American Financial Holdings, Inc. 4725 Piedmont Row Drive Charlotte, North Carolina 28210 Attention: Christopher G. Marshall Telephone: (704) 554-5901 Fax: (704) 964-2442

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: David E. Shapiro Telephone: (212) 403-1000 Fax: (212) 403-2000

(b)	If to the Company or the Bank:

Green Bankshares, Inc. 100 North Main Street Greeneville, Tennessee 37743 Attention: Stephen M. Rownd Telephone: (423) 278-3323 Fax: (866) 550-2336

with a copy to (which copy alone shall not constitute notice):

Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attention: D. Scott Holley Telephone: (615) 742-7721 Fax: (615) 742-2813
6.7 Entire Agreement, Assignment. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and except for the Confidentiality Agreement, supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of Law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement to any person, but only if immediately after the Closing, North American Financial Holdings, Inc. and/or its Affiliates shall collectively own at least a majority of the pro forma outstanding Common Stock of the Company; provided further, that no such assignment shall relieve Purchaser of its obligations hereunder.
6.8 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. The disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only. In addition, the following terms are ascribed the following meanings:
(a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
(b) the word “or” is not exclusive;
(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and
(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(e) “business day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Tennessee generally are authorized or required by Law or other governmental action to close;
(f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and
(g) a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act.
6.9 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
6.10 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.11 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, including Section 4.5 hereof, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Sections 3.6, 4.1(b) and 4.1(c) shall inure to the benefit of the persons referred to in such Sections.
6.12 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.
6.13 Certain Adjustments. Without limiting the generality of Purchaser’s rights and remedies under this Agreement, if the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date, the number of shares of Common Stock to be purchased hereunder, and the number of shares of Common Stock for which the Option is exercisable, shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.
6.14 Public Announcements. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed, the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and none of the Company, the Bank or Purchaser will make any such news release or public disclosure without first consulting with the other two parties, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
6.15 Specific Performance; Limitation on Damages.
(a) The Company and the Bank agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms. It is accordingly agreed that Purchaser shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which Purchaser is entitled at law or equity. Notwithstanding anything to the contrary herein, in no event shall Purchaser be responsible to the Company or the Bank for any consequential, special or punitive damages or any fees or expenses other than pursuant to Section 5.3(b)(1).
(b) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that neither the Company nor the Bank shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or any remedy to enforce specifically the terms and provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

GREEN BANKSHARES, INC.
By:	/s/ Stephen M. Rownd
	Name:	Stephen M. Rownd
	Title:	Chairman and CEO

GREENBANK
By:	/s/ Stephen M. Rownd
	Name:	Stephen M. Rownd
	Title:	Chairman and CEO

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
By:	/s/ Christopher G. Marshall
	Name:	Christopher G. Marshall
	Title:	EVP, CFO

[Signature Page to Investment Agreement]

Schedule A

State or Other Jurisdiction of
Name of Subsidiary	Incorporation/Organization
Company Subsidiaries
Greene County Capital Trust I	Delaware
Greene County Capital Trust II	Delaware
GreenBank Capital Trust I	Delaware
Civitas Statutory Trust I	Delaware
Cumberland Capital Statutory Trust II	Connecticut
Bank Subsidiaries
Superior Financial Services, Inc.	Tennessee
GCB Acceptance Corporation	Tennessee
Fairway Title Company	Tennessee
GB Holdings, LLC	Tennessee
Schedule A

Exhibit A
Form of Contingent Value Rights
Exhibit A
Term Sheet for Contingent Value Rights

Recipients	Immediately prior to the Closing, existing shareholders of the Company as of a predetermined record date mutually agreeable to the Purchaser and the Company will be issued one right (a “CVR”) for each share of Common Stock owned by such shareholder. Each CVR would entitle the holder to a cash payment based on the amount of Credit Losses (as defined below) prior to the Maturity Date up to a maximum of $0.75 per CVR in the aggregate.

Maturity Date	5 years from the Closing Date

Settlement Obligation at Maturity	If the amount of Credit Losses is less than the Stipulated Amount, the Issuer will pay to holders of the CVRs, within 60 days of the Maturity Date, an amount equal to:

(A) If the difference between the Stipulated Amount and the amount of Credit Losses expressed on a per CVR basis (such difference, the “Loss Shortfall”) is less than or equal to $0.50, then 100% of the Loss Shortfall; and

(B) If the Loss Shortfall is greater than $0.50, then $0.50 plus 50% of the excess of the Loss Shortfall over $0.50 with a maximum of $0.75 per CVR.

If the amount of Credit Losses equals or exceeds the Stipulated Amount (as defined below), the CVRs will expire and the Company shall not be required to make any payment with respect to them.

Credit Losses	“Credit Losses” means the Charge-Offs for any loans existing as of the date hereof for the period commencing on the date hereof and ending on the Maturity Date less any recoveries in respect of such Charge-Offs.

Stipulated Amount	$178,000,000.

Determinations	All determinations with respect to Credit Losses calculations for purposes of the CVRs and amounts payable in respect of the CVRs shall be made by the Loan Portfolio Committee of the Company’s Board of Directors in its sole discretion.

Early Redemption	The Company may redeem the CVRs at any time at a price of $0.75 per CVR.

Voting rights	Any modifications of the terms of the CVRs that are adverse to the holders will require the consent of the holders of a majority of the CVRs. Otherwise, no voting rights attach to the CVRs.

Dividend rights	None.
Exhibit A-1

Merger, Acquisition or Change in Control	In the event that the Company experiences a Change in Control, all rights under the CVRs shall be redeemed upon closing at $0.75 per CVR.

Change in Control	A “Change in Control” shall mean any transaction resulting in the holders of the equity interests of the Parent immediately prior to such transaction owning, directly or indirectly, less than 50% of the equity interests of the Parent immediately following such transaction. For purposes of the preceding sentence, the “Parent” shall mean the ultimate holder that directly or indirectly owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Company.

Transferability; Attachment; Death	The rights of a holder of a CVR may not be assigned or transferred except by will or the laws of descent or distribution. The CVR shall not be subject, in whole or in part, to attachment, execution, or levy of any kind, and any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the CVR shall be void. If a holder of a CVR should die, the designee, legal representative, or legatee, the successor trustee of such holder’s inter vivos trust or the person who acquired the right to the CVR by reason of the death of such holder (individually, a “Successor”) shall succeed to such holder’s rights with respect to the CVR.
Exhibit A-2

Exhibit B
Terms of Repurchase
Purchaser shall have entered into a binding definitive agreement with the Treasury to purchase substantially contemporaneous with the Closing, on terms and conditions consistent with those disclosed to the Company’s Board of Directors by Purchaser’s representatives on April 26, 2011, all of the outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants. For the avoidance of doubt, at the Closing, such agreement shall remain in full force and effect.
Exhibit B

Exhibit C
Form of Registration Rights Agreement
Exhibit C

REGISTRATION RIGHTS AGREEMENT
dated as of [•], 2011
by and between
GREEN BANKSHARES, INC.
and
NORTH AMERICAN FINANCIAL HOLDINGS, INC.

Table of Contents

1.	Certain Definitions	1

2.	Shelf Registration Statements	4

3.	Additional Demand Registrations	4

4.	Piggyback Registrations	6

5.	Other Registrations	7

6.	Selection of Underwriters	7

7.	Holdback Agreements	8

8.	Procedures	8

9.	Registration Expenses	13

10.	Indemnification	14

11.	Rule 144	15

12.	Transfer of Registration Rights	16

13.	Conversion or Exchange of Other Securities	16

14.	Miscellaneous	16

REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2011, by and between Green Bankshares, Inc., a corporation organized under the laws of the State of Tennessee (the “Company”), and North American Financial Holdings, Inc., a Delaware corporation (“Purchaser”).
In consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1. Certain Definitions.
In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:
“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.
“Blackout Period” has the meaning set forth in Section 8(e) hereof.
“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in the State of New York or State of Tennessee are authorized or obligated by law or executive order to close.
“Closing Date” has the meaning set forth in the Investment Agreement.
“Common Stock” means common stock, $[0.01] par value, of the Company.
“Company” has the meaning set forth in the introductory paragraph and includes any other person referred to in the second sentence of Section 14(c) hereof.
“Delay Period” has the meaning set forth in Section 3(d) hereof.
“Demand Registration” has the meaning set forth in Section 3(a) hereof.
“Demand Registration Statement” has the meaning set forth in Section 3(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection therewith and, at the recommendation or request of the underwriters, make themselves available to participate in “road-show” and other customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Common Stock) and (b) the Company prepares preliminary and final prospectuses (preliminary and final prospectus supplements in the case of an offering pursuant to the Shelf Registration Statement) for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in addition to the minimum amount of information required by law, rule or regulation).
“Fully Marketed Underwritten Offering” means an underwritten offering in which there is Full Cooperation.
“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
“Investment Agreement” means the Investment Agreement, dated as of May 5, 2011, by and among the Company, GreenBank, a Tennessee state-chartered banking corporation and a banking subsidiary of the Company, and Purchaser. All capitalized terms used herein but not otherwise defined shall have those meanings set forth in the Investment Agreement.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.
“Piggyback Registration” has the meaning set forth in Section 4(a) hereof.
“Piggyback Registration Statement” has the meaning set forth in Section 4(a) hereof.

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“Prospectus” means the prospectus or prospectuses forming a part of, or deemed to form a part of, or included in, or deemed included in, any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Common Stock covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
“Registrable Common Stock” means (i) any shares of Common Stock issued as Stock Consideration, (ii) any other security into or for which the Common Stock referred to in clause (i) has been converted, substituted or exchanged, and any security issued or issuable with respect thereto upon any stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization or otherwise.
“Registration Expenses” has the meaning set forth in Section 9(a) hereof.
“Registration Statement” means any registration statement of the Company that covers any of the Registrable Common Stock pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.
“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shelf Registration Statement” has the meaning set forth in Section 2(a) hereof.
“Stock Consideration” means the shares of Common Stock issued to Purchaser pursuant to the Investment Agreement.
“Purchaser” has the meaning set forth in the introductory paragraph.
“Suspension Notice” has the meaning set forth in Section 8(e) hereof.

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“underwritten registration or underwritten offering” means an offering in which securities of the Company are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.
2. Shelf Registration Statements.
(a) Right to Request Registration. At the request of Purchaser, the Company shall use its reasonable best efforts to promptly file a registration statement on Form S-3 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by Purchaser of such number of shares of Registrable Common Stock requested by Purchaser to be registered thereby (including the Prospectus, amendments and supplements to the shelf registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”). The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable following such filing. The Company shall maintain the effectiveness of the Shelf Registration Statement for a period of at least eighteen (18) months in the aggregate plus the duration of any Blackout Period. The plan of distribution contained in the Shelf Registration Statement (or related Prospectus supplement) shall be determined by Purchaser in consultation with the Company.
(b) Number of Fully Marketed Underwritten Offerings. Purchaser shall be entitled to request an aggregate of four (4) Fully Marketed Underwritten Offerings pursuant to the Shelf Registration Statement; provided, however, that Purchaser shall be entitled to request no more than two (2) underwritten offerings pursuant to the Shelf Registration Statement in any twelve (12)-month period that require involvement by management of the Company in “road-show” or similar marketing activities. If Purchaser requests a Fully Marketed Underwritten Offering, the Company shall cause there to occur Full Cooperation in connection therewith. An underwritten offering shall not count as one of the permitted Fully Marketed Underwritten Offerings if there is not Full Cooperation in connection therewith or Purchaser is not able to sell at least 50% of the Registrable Common Stock desired to be sold in such Fully Marketed Underwritten Offering. Except as provided in this Section 2(b), there shall be no limitation on the number of takedowns off the Shelf Registration Statement.
3. Additional Demand Registrations.
(a) Right to Request Registration. Any time after the date hereof, Purchaser may request registration for resale under the Securities Act of all or part of the Registrable Common Stock pursuant to a Registration Statement separate from the Shelf Registration Statement (a “Demand Registration”). As promptly as practicable after such request, but in any event within twenty (20) days of such request by Purchaser, the

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Company shall file a registration statement registering for resale such number of shares of Registrable Common Stock held by Purchaser as requested to be so registered (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Demand Registration Statement”). In connection with each such Demand Registration, the Company shall cause there to occur Full Cooperation.
(b) Number of Demand Registrations. Purchaser will be entitled to request four (4) Demand Registrations pursuant to Section 3(a) minus the number of Fully Marketed Underwritten Offerings completed off of the Shelf Registration Statement. A registration shall not count as one of the permitted Demand Registrations pursuant to Section 3(a) (i) until the related Demand Registration Statement has become effective, (ii) if Purchaser is not able to register and sell at least 50% of the Registrable Common Stock requested to be included in such registration, or (iii) if there was not Full Cooperation in connection therewith. For avoidance of doubt, the aggregate number of Demand Registrations and Fully Marketed Underwritten Offerings completed off of the Shelf Registration Statement shall not exceed four (4).
(c) Priority on Demand Registrations. If a Demand Registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter shall advise the Company that in its opinion the number of securities requested to be included in such registration exceeds the number of securities that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to Registrable Common Stock requested by Purchaser to be included in such registration and (ii) second, among all shares of Common Stock requested to be included in such registration by any other Persons (including securities to be sold for the account of the Company) allocated among such Persons in such manner as they may agree.
(d) Restrictions on Demand Registrations. The Company may postpone the filing or the effectiveness of a Demand Registration Statement if, based on the good faith judgment of the Company’s Board of Directors, such postponement is necessary in order to avoid premature disclosure of a matter the Board of Directors has determined would not be in the best interest of the Company to be disclosed at such time; provided, however, that Purchaser requesting such Demand Registration Statement shall be entitled, at any time after receiving notice of such postponement and before such Demand Registration Statement becomes effective, to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to Purchaser of (x) any postponement of the filing or effectiveness of a Demand Registration Statement pursuant

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to this Section 3(d), (y) the Company’s decision to file or seek effectiveness of such Demand Registration Statement following such postponement and (z) the effectiveness of such Demand Registration Statement. The Company may defer the filing or effectiveness of a particular Demand Registration Statement pursuant to this Section 3(d) only once during any twelve (12)-month period. Notwithstanding the provisions of this Section 3(d), the Company may not postpone the filing or effectiveness of a Demand Registration Statement past the date that is the earliest of (a) the date upon which any disclosure of a matter the Board of Directors has determined would not be in the best interest of the Company to be disclosed is disclosed to the public or ceases to be material, (b) forty-five (45) days after the date upon which the Board of Directors has determined such matter should not be disclosed and (c) such date that, if such postponement continued, would result in there being more than ninety (90) days in the aggregate in any twelve (12)-month period during which the filing or effectiveness of one or more Registration Statements has been so postponed. The period during which filing or effectiveness is so postponed hereunder is referred to as a “Delay Period.”
(e) Effective Period of Demand Registrations. After any Demand Registration filed pursuant to this Agreement has become effective, the Company shall use its reasonable best efforts to keep such Demand Registration Statement effective for a period of at least 90 days from the date on which the SEC declares such Demand Registration Statement effective plus the duration of any Delay Period and any Blackout Period, or such shorter period that shall terminate when all of the Registrable Common Stock covered by such Demand Registration Statement has been sold pursuant to such Demand Registration Statement in accordance with the plan of distribution set forth therein.
4. Piggyback Registrations.
(a) Right to Piggyback. Whenever the Company proposes to publicly sell or register for sale any of its common equity securities pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto), whether for its own account or for the account of one or more securityholders of the Company (a “Piggyback Registration”), the Company shall give prompt written notice to Purchaser of its intention to effect such sale or registration and, subject to Sections 4(b) and 4(c), shall include in such transaction all Registrable Common Stock with respect to which the Company has received a written request from Purchaser for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, without prejudice to Purchaser’s right to immediately request a Demand Registration or Shelf Registration Statement hereunder. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 3 of this Agreement or a Shelf Registration Statement for purposes of Section 2 of this Agreement.

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(b) Priority on Primary Registrations. If a Piggyback Registration is initiated as an underwritten primary registration on behalf of the Company where the primary use of proceeds does not include the repurchase, redemption, subscription or retirement of capital stock of the Company (a “Stock Repurchase”), and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number of securities that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities the Company proposes to sell, (ii) second, to the Registrable Common Stock requested to be included therein by Purchaser, and (iii) third, among other securities requested to be included in such registration by other security holders of the Company on such basis as such holders may agree among themselves and the Company.
(c) Priority on Secondary Registrations. If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of the Company’s securities other than Registrable Common Stock or on behalf of the Company where the use of proceeds includes a Stock Repurchase, and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities requested to be included therein by the holder(s) requesting such registration and the Registrable Common Stock requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders and (ii) second, to other securities (including Registrable Common Stock) requested to be included in such registration by other security holders, the Company and Purchaser, pro rata among such holder(s), the Company and Purchaser on the basis of the number of shares requested to be registered by them.
5. Other Registrations
The Company shall not grant to any Person the right, other than as set forth herein, to request the Company to register any securities of the Company except such rights as are not more favorable than or not inconsistent with the rights granted to Purchaser and that do not adversely affect the priorities set forth herein of Purchaser.
6. Selection of Underwriters.
If any of the Registrable Common Stock covered by a Demand Registration Statement or a Shelf Registration Statement is to be sold in an underwritten offering, Purchaser shall have the right to select the managing underwriter(s) to administer the offering subject to the prior approval of the Company, which approval shall not be unreasonably withheld.

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7. Holdback Agreements.
The Company agrees not to, and shall exercise its reasonable best efforts to obtain agreements (in the underwriters’ customary form) from its directors, executive officers and beneficial owners of 5% or more of the Company’s outstanding voting stock not to, directly or indirectly offer, sell, pledge, contract to sell, (including any short sale), grant any option to purchase or otherwise dispose of any equity securities of the Company or enter into any hedging transaction relating to any equity securities of the Company during the ninety (90) days beginning on the effective date of any underwritten Demand Registration Statement or any underwritten Piggyback Registration Statement or the pricing date of any underwritten offering pursuant to any Registration Statement (except as part of such underwritten offering or pursuant to registrations on Form S-8 or S-4 or any successor forms thereto) unless the underwriter managing the offering otherwise agrees to a shorter period.
8. Procedures.
(a) In connection with the registration and sale of Registrable Common Stock pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Common Stock in accordance with Purchaser’s intended methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably practicable:
(i) prepare and file with the SEC a Registration Statement with respect to such Registrable Common Stock and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any prospectus supplement for a shelf takedown), furnish to Purchaser and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by Purchaser, the exhibits incorporated by reference, and Purchaser (and the underwriter(s), if any) shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by Purchaser (and the underwriter(s), if any) prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;

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(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 90 days, in the case of a Demand Registration Statement or an aggregate of eighteen (18) months, in the case of a Shelf Registration Statement (plus, in each case, the duration of any Delay Period and any Blackout Period), or such shorter period as is necessary to complete the distribution of the securities covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by Purchaser thereof set forth in such Registration Statement and, in the case of the Shelf Registration Statement, prepare such prospectus supplements containing such disclosures as may be reasonably requested by Purchaser or any underwriter(s) in connection with each shelf takedown;
(iii) furnish to Purchaser such number of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as Purchaser and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Common Stock, provided, however, that the Company shall have no such obligation to furnish copies of a final prospectus if the conditions of Rule 172(c) under the Securities Act are satisfied by the Company;
(iv) use its reasonable best efforts to register or qualify such Registrable Common Stock under such other securities or blue sky laws of such jurisdictions (domestic or foreign) as Purchaser and any underwriter(s) reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable Purchaser and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Common Stock (provided, that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (2) subject itself to taxation in any such jurisdiction or (3) consent to general service of process in any such jurisdiction);
(v) notify Purchaser and any underwriter(s), at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which any Prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of Purchaser or any underwriter(s), the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter supplemented and/or amended, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

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(vi) in the case of an underwritten offering, (i) enter into such customary agreements (including underwriting agreements in customary form), (ii) take all such other actions as Purchaser or the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock (including, without limitation, causing senior management and other Company personnel to cooperate with Purchaser and the underwriter(s) in connection with performing due diligence) and (iii) cause its counsel to issue opinions of counsel in form, substance and scope as are customary in primary underwritten offerings, addressed and delivered to the underwriter(s) and Purchaser;
(vii) in connection with each Demand Registration pursuant to Section 3 and each Fully Marketed Underwritten Offering requested by Purchaser under Section 2, cause there to occur Full Cooperation and, in all other cases, cause members of senior management of the Company to be available to participate in, and to cooperate with the underwriter(s) in connection with customary marketing activities (including select conference calls and one-on-one meetings with prospective purchasers);
(viii) make available for inspection by Purchaser, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by Purchaser or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by Purchaser, any underwriter, any attorney, any accountant or any agent in connection with such Registration Statement;
(ix) use its reasonable best efforts to cause all such Registrable Common Stock to be listed on NASDAQ, or any exchange on which securities of the same class issued by the Company are then listed or, if no such similar securities are then listed, on a national securities exchange selected by the Company and agreed to by Purchaser;
(x) provide a transfer agent and registrar for all such Registrable Common Stock not later than the effective date of such Registration Statement;

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(xi) if requested, cause to be delivered, immediately prior to the pricing of any underwritten offering, immediately prior to effectiveness of each Registration Statement (and, in the case of an underwritten offering, at the time of closing of the sale of Registrable Common Stock pursuant thereto), letters from the Company’s independent registered public accountants addressed to Purchaser and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with primary underwritten public offerings;
(xii) make generally available to Purchaser and its Affiliates a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of a Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act; and
(xiii) promptly notify Purchaser and the underwriter or underwriters, if any:
(1) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;
(2) of any written request by the SEC for amendments or supplements to the Registration Statement or any Prospectus or of any inquiry by the SEC relating to the Registration Statement or the Company’s status as a well-known seasoned issuer;
(3) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and
(4) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Common Stock for sale under the applicable securities or blue sky laws of any jurisdiction.

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(b) The Company represents and warrants that no Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (except that the Company makes no representation or warranty with respect to information relating to Purchaser furnished to the Company by or on behalf of Purchaser specifically for use therein).
(c) The Company shall make available to Purchaser (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement or to any of the documents incorporated by reference therein, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as Purchaser or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Common Stock. The Company will promptly notify Purchaser of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Shelf Registration Statement or of any Prospectus supplement. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review.
(d) The Company may require Purchaser to furnish to the Company any other information regarding Purchaser and the distribution of such securities as the Company reasonably determines, based on the advice of counsel, is required to be included in any Registration Statement.
(e) Purchaser agrees that, upon notice from the Company of the happening of any event as a result of which the Prospectus included (or deemed included) in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), Purchaser will forthwith discontinue disposition of Registrable Common Stock pursuant to such Registration Statement for a reasonable length of time not to exceed 10 days (45 days in the case of an event described in Section 3(d)) until Purchaser is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 8(a)

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hereof; provided, however, that such postponement of sales of Registrable Common Stock by Purchaser shall not exceed ninety (90) days in the aggregate in any 12 month period. If the Company shall give Purchaser any Suspension Notice, the Company shall extend the period of time during which the Company is required to maintain the applicable Registration Statements effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date Purchaser either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 8(a) (a “Blackout Period”). In any event, the Company shall not be entitled to deliver more than a total of three (3) Suspension Notices or notices of any Delay Period in any twelve (12)-month period.
(f) The Company shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Company to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Common Stock, without the prior written consent of Purchaser and any underwriter.
9. Registration Expenses.
(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration fees and FINRA filing fees), fees and expenses of compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Common Stock), shall be borne by the Company. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.
(b) The Company shall pay, or shall reimburse Purchaser for, the reasonable fees and disbursements of one law firm chosen by Purchaser as its counsel in connection with each Registration Statement and sale of Registrable Common Stock pursuant thereto.

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(c) The obligation of the Company to bear the expenses described in Section 9(a) and to pay or reimburse Purchaser for the expenses described in Section 9(b) shall apply irrespective of whether any sales of Registrable Common Stock ultimately take place.
10. Indemnification.
(a) The Company shall indemnify, to the fullest extent permitted by law, Purchaser and its officers, directors, employees and Affiliates and each Person who controls Purchaser (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus, preliminary Prospectus or any “issuer free writing prospectus” (as defined in Securities Act Rule 433) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or applicable “blue sky” laws, except insofar as the same are made in reliance and in conformity with information relating to Purchaser furnished in writing to the Company by Purchaser expressly for use therein. In connection with an underwritten offering, the Company shall indemnify such underwriter(s), their officers, employees and directors and each Person who controls such underwriter(s) (within the meaning of the Securities Act) at least to the same extent as provided above with respect to the indemnification of Purchaser.
(b) In connection with any Registration Statement in which Purchaser is participating, Purchaser shall furnish to the Company in writing such information as the Company reasonably determines, based on the advice of counsel, is required to be included in any such Registration Statement or Prospectus and shall indemnify, to the fullest extent permitted by law, the Company, its officers, employees, directors, Affiliates, and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to Purchaser furnished in writing to the Company by Purchaser expressly for use therein.
(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be

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unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.
(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.
(e) If the indemnification provided for in or pursuant to this Section 10 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of Purchaser be greater in amount than the amount of net proceeds received by Purchaser upon such sale.
11. Rule 144.
The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Purchaser may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable Purchaser to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Purchaser, the Company will deliver to Purchaser a written statement as to whether it has complied with such information and requirements.

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12. Transfer of Registration Rights.
(a) Purchaser may transfer all or any portion of its then-remaining rights under this Agreement to any transferee who acquires at least ten percent (10%) of the Stock Consideration (each, a “transferee”). Any transfer of registration rights pursuant to this Section 12 shall be effective upon receipt by the Company of (x) written notice from Purchaser stating the name and address of any transferee and identifying the amount of Registrable Common Stock with respect to which the rights under this Agreement are being transferred and the nature of the rights so transferred and (y) a written agreement from the transferee to be bound by all of the terms of this Agreement. In connection with any such transfer, the term “Purchaser” as used in this Agreement shall, where appropriate to assign such rights to such transferee, be deemed to refer to the transferee holder of such Registrable Common Stock. Purchaser and such transferees may exercise the registration rights hereunder in such proportion (not to exceed the then-remaining rights hereunder) as they shall agree among themselves.
(b) After such transfer, Purchaser shall retain its rights under this Agreement with respect to all other Registrable Common Stock owned by Purchaser. Upon the request of Purchaser, the Company shall execute a Registration Rights Agreement with such transferee or a proposed transferee substantially similar to the applicable sections of this Agreement.
13. Conversion or Exchange of Other Securities.
If Purchaser offers Registrable Common Stock by forward sale, or any options, rights, warrants or other securities issued by it or any other person that are offered with, convertible into or exercisable or exchangeable for any Registrable Common Stock, the Registrable Common Stock subject to such forward sale or underlying such options, rights, warrants or other securities shall be eligible for registration pursuant to Sections 2, 3 and 4 of this Agreement.
14. Miscellaneous.
(a) Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission (with immediate telephone confirmation thereafter) and, in the case of Purchaser, shall also be sent via e-mail,

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(a) If to Purchaser to it at:
North American Financial Holdings, Inc.
4725 Piedmont Row Drive
Charlotte, North Carolina 28210
Attn: Christopher G. Marshall
Telephone: 704-554-5901
Fax: 704-964-2442
with a copy to (which copy alone shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: David E. Shapiro
Telephone: (212) 403-1000
Fax: (212) 403-2000
(b) If to the Company:
Green Bankshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743
Attention:      [•]
Telephone:    [•]
Fax:               [•]
with a copy (which copy alone shall not constitute notice):
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention:      D. Scott Holley
Telephone:    (615) 742-7721
Fax:               (615) 742-2813
or at such other address as such party each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered personally, upon one business day after being deposited with a courier if delivered by courier, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

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(b) No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(c) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If the outstanding Common Stock is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange or other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall automatically become bound hereby with respect to such other securities constituting Registrable Common Stock and, if requested by Purchaser or a permitted transferee, shall further evidence such obligation by executing and delivering to Purchaser and such transferee a written agreement to such effect in form and substance satisfactory to Purchaser.
(d) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.
(e) Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware, or, if jurisdiction in such federal courts is not available, the courts of the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14(a) shall be deemed effective service of process on such party.
(f) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(g) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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(h) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.
(i) Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.
(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(k) Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Purchaser.
(l) Aggregation of Stock. All Registrable Common Stock held by or acquired by any Affiliated Persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.
(m) Equitable Relief. The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

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IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

GREEN BANKSHARES, INC.
By:
Name:
Title:

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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Exhibit D
Subsequent Transactions
Merger of the Bank
The Bank and a Subsidiary of the Purchaser (the “Purchaser Entity”) propose to engage in a merger transaction pursuant to an agreement and plan of merger on terms and conditions reasonably satisfactory to Purchaser, the Company and the Bank in which merger transaction each share of capital stock of the Bank will be exchanged for shares of capital stock of the Purchaser Entity at an exchange ratio that is equal to the ratio of the tangible book value per share of the Bank to the tangible book value per share of the Purchaser Entity. In the event that the financial terms of such merger transaction are materially different than as set forth in the preceding sentence such that they are not within the approval of the Board of Directors of the Bank and the Company as of the date hereof, the Board of Directors of the Bank and the Board of Directors of the Company following the Closing shall approve the terms of such merger prior to its consummation.
Merger of the Company
Subsequent to the merger of the Bank and the Purchaser Entity, the Purchaser intends to cause the Company to merge with and into Purchaser in a stock-for-stock transaction on terms and conditions reasonably satisfactory to Purchaser in which transaction the Purchaser expects the merger to be effected based on the ratio of the relative tangible book values per share of the Purchaser and the Company. In the event that the financial terms of such merger transaction are materially different than as set forth in the preceding sentence such that they are not within the approval of the Board of Directors of the Company as of the date hereof, the Board of Directors of the Company after the Closing shall approve the terms of such merger prior to its consummation.

Exhibit D